Exhibit 10.2

LETTER AGREEMENT

This letter agreement (this “Agreement”), effective June 1, 2019, is made by and between DowDuPont Inc, a Delaware corporation (“SpecCo”) and Corteva, Inc., a Delaware corporation (“AgCo”). Reference is made to that certain Separation and Distribution Agreement, dated as of April 1, 2019, (the “SDA”), by and among SpecCo, AgCo and Dow Inc., a Delaware Corporation (“MatCo”) and that certain Employee Matters Agreement, dated as of April 1, 2019 (the “EMA”), by and among SpecCo, AgCo and MatCo. Capitalized terms used herein without definition have the meaning given to them in the SDA. SpecCo and AgCo are referred to herein as the “Letter Parties”.

WHEREAS, the MatCo Distribution Date has passed;

WHEREAS, given the passage of time, the Letter Parties desire to treat certain schedules to the SDA as if they had been updated in connection with the AgCo Distribution in a manner effective among the Letter Parties and the other members of their respective Groups (but not the MatCo Group or MatCo Indemnitees (together the “MatCo Parties”), or any third-party beneficiaries (as set forth in Section 12.15 of the SDA) (the “Third-Party Beneficiaries”) (except as expressly set forth in Section 6.03(b) of this Agreement));

WHEREAS, the Letter Parties wish to modify certain of their respective obligations under the SDA in a manner effective as between the Letter Parties and the other members of their respective Groups, but not the MatCo Parties or the Third-Party Beneficiaries (except as expressly set forth in Section 6.03(b) of this Agreement);

WHEREAS, the Letter Parties wish to modify certain of their respective obligations under the EMA in a manner effective as between the Letter Parties and the other members of their respective Groups, but not the MatCo Parties or the Third-Party Beneficiaries (except as expressly set forth in Section 6.03(b) of this Agreement); and

WHEREAS, the Letter Parties wish to enter into certain additional agreements in a manner effective as between the Letter Parties and the other members of their respective Groups but not the MatCo Parties or the Third-Party Beneficiaries;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

SCHEDULES UPDATES.

Section 1.01    Each of the Letter Parties hereby agrees on behalf of itself and each other member of its Group that the following schedules to the SDA are to be treated for all purposes as if they have been amended to reflect the changes set forth on Schedule I hereto.

ARTICLE II

SDA AMENDMENTS, MODIFICATIONS AND SUPPLEMENTS.

Each of the Letter Parties hereby agrees on behalf of itself and each other member of its Group that the SDA is amended, modified and/or supplemented to reflect the changes set forth below:

Section 2.01    Intergroup Accounts. Section 2.3(a)(ii) of the SDA and any references to Section 2.3(a)(ii) of the SDA are deleted in their entirety, and a new Section 2.3(d) is added to the SDA as follows:

Each of AgCo and SpecCo shall cause (i) all intercompany receivables, payables and balances (other than loans) that are due on or prior to the AgCo Distribution Date and (ii) all intercompany loans as of immediately prior to the AgCo Distribution Date (regardless of when due and payable), in each case, between any member of the AgCo Group on the one hand and any member of the SpecCo Group on the other hand (other than those in place as of the Tower Realignment Time between (x) a member of Historical Dow that is a member of the AgCo Group on the one hand and (y) a member of Historical Dow that is a member of the SpecCo Group on the other hand) to be settled immediately prior to the AgCo Distribution Date, by means of cash payment, a dividend, capital contribution, a combination of the foregoing or otherwise (with the obligation to settle each such amount constituting an Agriculture Liability in case the obligor is a member of the AgCo Group and a Specialty Products Liability in case the obligor is a member of the SpecCo Group).

Section 2.02    Shared Historical DuPont Assets and Shared Historical DuPont Liabilities.

(a)    Section 7.1(f) of the SDA is amended and restated in its entirety as follows:

Not more than thirty (30) Business Days after the end of a fiscal quarter, the AgCo Representative shall deliver to the SpecCo Representative, and the SpecCo representative shall deliver to the AgCo Representative, a statement of out-of-pocket expenses incurred in respect of any and all AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities (in the case of AgCo) (the “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement”) or any and all SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liabilities (in the case of SpecCo) (the “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement”), but in each case, without giving effect to the AgCo Hurdle or the SpecCo Hurdle, including a calculation of the amount (if any) for which the other party is then liable pursuant to Section 8.13 and copies of all statements, invoices, bills and other documents related to each such expense. SpecCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, and AgCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, shall have sixty (60) days following delivery of each to object to any amount set forth therein by delivering a written statement of its objections to AgCo or SpecCo, respectively (the “AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice” and the “SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice”, respectively). If SpecCo does not object to any amount set forth in the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement within such sixty (60) day period, the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement will be final, conclusive and binding on the parties. If AgCo does not object to any amount set forth in the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement within such sixty (60) day period, the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement will be final, conclusive and binding on the parties. If SpecCo, in the case of each AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, and AgCo, in the case of each SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement, objects to any amount set forth in such statement within such sixty (60) day period, the AgCo Representative and SpecCo Representative shall negotiate in good faith to resolve such objections at the next scheduled meeting of the Shared Historical DuPont Claim Committee (the “First Shared Historical DuPont Escalation Negotiation Period”). In the event that the Shared Historical DuPont Claim Committee cannot reach a unanimous resolution regarding the objections, the issue shall be submitted to the general counsels of AgCo and SpecCo and/or such other executive officer designated by AgCo and SpecCo in writing (the “Shared Historical DuPont Escalation Committee”). The Shared Historical DuPont Escalation Committee shall thereupon negotiate for a reasonable period of time to settle such issue; provided, however, that such reasonable period shall not, unless otherwise agreed by AgCo and SpecCo in writing, exceed thirty (30) days from the date on which the matter was submitted to the Shared Historical DuPont Escalation Committee (the “Second Shared Historical DuPont Escalation Negotiation Period”). If the issue has not been resolved for any reason as of the expiration of the Second Shared Historical DuPont Escalation Negotiation Period, such disagreement shall be submitted to final and binding arbitration pursuant to the procedures set forth in Article X of this Agreement. The outcome of the arbitration pursuant to Article X shall be final and binding on all parties and their respective successors and assigns.

(b)    The statement of out-of-pocket expenses referred to in Section 7.1(f) of the SDA shall be in the form attached hereto as Exhibit A.

(c)    The definition of “Dispute Notice” in Section 1.1(90) shall be amended to correct a scrivener’s error by adding the following underlined text:

“Dispute Notice” shall mean (i) the General Dispute Notice, (ii) Non-Compete Dispute Notice (iii) the New Shared Matter Notice, (iv) (A) the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice and (B) the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability Statement Objection Notice, (v) the Managing Party Determination Notice, (vi) the Shared Historical DuPont Assets and Liabilities Notice, (vii) the Privilege Waiver Objection Notice or (viii) Indemnification Notice, as applicable.

(d)    Section 7.2(c)(i) and (ii) of the SDA is amended and restated in their entirety as follows:

(i)

If any Party or any member of such Party’s Group shall receive notice or otherwise learn of an Asset that may reasonably be determined to be a Shared Historical DuPont Asset or a Liability or Third Party Claim that may reasonably be determined to be a Shared Historical DuPont Liability (including any Third Party Claim brought against AgCo and/or SpecCo for any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities or any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities that, in each case, would reasonably be expected to cause the AgCo Hurdle and SpecCo Hurdle to be met), such Party shall give the other Party and the Shared Historical DuPont Claim Committee written notice (the “Managing Party Determination Notice”) thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Asset, Liability or Third Party Claim. Thereafter, the Party shall deliver to the Shared Historical DuPont Claim Committee, promptly (and in any event within five (5) Business Days) after the Party’s (or its Group’s or its or their respective then-Affiliates) receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group (or its or their respective then-Affiliates) relating to the matter; provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VII or under Article VIII except and solely to the extent that such Party (or a member of its Group) shall have been actually prejudiced as a result of such failure.

(ii)

Subject to Section 7.1(c), SpecCo shall serve as the Managing Party with respect to Shared Historical DuPont Assets and Shared Historical DuPont Liabilities not set forth in Schedule 7.1(a)(i) or Schedule 7.1(a)(ii). Within fifteen (15) days of a Managing Party Determination Notice, AgCo may give SpecCo notice, that AgCo believes in good faith that it should serve as the Managing Party (a “Shared Historical DuPont Managing Party Notice”). The Shared Historical DuPont Claim Committee shall meet to discuss the appropriate Managing Party promptly (and in any event within five (5) days of such Shared Historical DuPont Managing Party Notice) (such discussions, the “Shared Historical DuPont Managing Party First Discussion”). In the event that the Shared Historical DuPont Claim Committee agrees, AgCo shall then serve as the Managing Party. In the event that the Shared Historical DuPont Claim Committee cannot reach a unanimous determination as to the appropriate Managing Party, the issue shall be submitted to the Shared Historical DuPont Escalation Committee. The Shared Historical DuPont Escalation Committee shall thereupon discuss for a reasonable period of time to settle such issue; provided, however, that such reasonable period shall not, unless otherwise agreed by each of AgCo and SpecCo in writing, exceed five (5) Business Days from the date on which the matter was submitted to the Shared Liability Escalation Committee (the “Shared Historical DuPont Escalation Discussion Period” and such discussions, the “Shared Historical DuPont Escalation Discussions”). In resolving which Party shall act as the Managing Party with respect to any such Shared Historical DuPont Asset or Shared Historical DuPont Liability, the Shared Historical DuPont Claim Committee shall consider (i) the allocation of Shared Historical DuPont Assets or Shared Historical DuPont Liabilities reflected in Schedule 7.1(a)(i) and Schedule 7.1(a)(ii), whereby the Parties have assigned control of matters known as of the date of this Agreement, which may have precedential value for allocation of similar matters that were not known as of the date of this Agreement, (ii) whether the designation of a Party as the Managing Party, would reasonably be expected to materially and adversely prejudice the position of another Party or a member of such Party’s Group in any other Action or matter arising out of substantially similar facts or circumstances and (iii) in the case of a Third Party Claim, whether the Third Party Claim names both AgCo and SpecCo (or any member of such Parties’ respective Groups) as defendants, in which case, the Shared Historical DuPont Claim Committee shall consider whether both AgCo and SpecCo may jointly act as the

Managing Party. If the issue has not been resolved for any reason as of the expiration of the Shared Historical DuPont Escalation Discussion Period, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X.

Section 2.03    Schedule 1.1(31)(xii)(a)(1) Matters. Any and all rights, title and interest in, and to, including any proceeds of any kind arising out of, the matters set forth on Schedule 1.1(31)(xii)(a)(1) of the SDA shall be allocated between members of the AgCo Group and SpecCo Group as set forth thereon.

Section 2.04    Additional Obligations With Respect to Management of AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities.

(a)    Notwithstanding anything to the contrary in Section 8.5(b)(A) of the SDA and subject to Section 2.04(b) of this Agreement, in the event that (i) AgCo is managing any Third Party Claim for any AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and thereafter such claim causes the AgCo Hurdle to be met (“AgCo Hurdle Excess Claims”) or (ii) SpecCo is managing any Third Party Claim for any SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities and thereafter such claim causes the SpecCo Hurdle to be met (“SpecCo Hurdle Excess Claims”), each of AgCo and SpecCo and the members of their respective Groups agree that AgCo (in the case of such AgCo Hurdle Excess Claims) or SpecCo (in the case of SpecCo Hurdle Excess Claims), as applicable, shall continue to manage such claims (the “Continuing Managing Party”) if the Shared Historical DuPont Claim Committee determines that is appropriate and otherwise management of such Third Party Claim shall transition to the other Party over a reasonable time period (as determined by the Shared Historical DuPont Claim Committee) until both Hurdles have been met; provided, however, (I) in the cause of clause (i), if prior to the time such Third Party Claim causes the AgCo Hurdle to be met, such Third Party Claim would reasonably be expected to (taking into account other existing Third Party Claims) cause the AgCo Hurdle to be met, SpecCo shall be entitled (but shall not be required) to assume and control the defense of any such Third Party Claim subject to Section 8.5(b) of the SDA if the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities with respect to such Third Party Claim (or series of related Third Party Claims) would reasonably be expected to exceed the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities with respect to such Third Party Claim (or series of related Third Party Claims) and (II) in the cause of clause (ii), if prior to the time such Third Party Claim causes the SpecCo Hurdle to be met, such Third Party Claim would reasonably be expected to (taking into account other existing Third Party Claims) cause the SpecCo Hurdle to be met, AgCo shall be entitled (but shall not be required) to assume and control the defense of any such Third Party Claim subject to Section 8.5(b) of the SDA if the AgCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities with respect to such Third Party Claim (or series of related Third Party Claims) would reasonably be expected to exceed the SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liabilities with respect to such Third Party Claim (or series of related Third Party Claims).

(b)    The applicable Continuing Managing Party shall, on behalf of itself and the other Party, have sole and exclusive authority to defend and determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any AgCo Hurdle Excess Claims or SpecCo Hurdle Excess Claims, as applicable; provided, however, that (i) the Continuing Managing Party shall deliver to each other Party a reasonably complete draft of any submission (formal or informal) at least seven (7) Business Days prior to filing such submission with a court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority (unless a shorter time period is necessary due to the nature of the Action or Third Party Claim, in which case, the Continuing Managing Party shall use its reasonable best efforts to provide the submission to the other Party within a time period reasonably appropriate for such Action or Third Party Claim) and (ii) the Continuing Managing Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Action or Third Party Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that in the case of clause (i), that the Continuing Managing Party’s Representative will use its reasonable best efforts to actively consult with each other Party’s Representative regarding any changes, which it shall consider in good faith making to the submission, with particular focus on any changes the omission of which would reasonably be expected to (x) materially prejudice the other Party’s obligations, rights or remedies with respect to the subject matter underlying such Action or Third Party Claim or (y) have a significant adverse impact (financial or non-financial) on the other Party, including a significant adverse impact on the other Party’s rights, obligations, operations, standing or reputation (unless such consultation is not possible due to the nature of the Action or Third Party Claim or the other Party’s failure to respond to the submission within three (3) Business Days after receipt of the submission, in which case, the Continuing Managing Party may file the submission if the Continuing Managing Party determines in good faith that the filing will not materially prejudice the other Party’s rights or remedies); provided, still further, that the Continuing Managing Party shall not be obligated to provide the other Party with the opportunity to review the submission if such submission contains solely disclosure with respect to the applicable Shared Historical DuPont Asset or Shared Historical DuPont Liability that is substantially similar in all respects to disclosure previously made in accordance with the terms hereof. applicable Shared Historical DuPont Asset or Shared Historical DuPont Liability that is substantially similar in all respects to disclosure previously made in accordance with the terms hereof.

Section 2.05    Shared Contracts. The Contracts described in Item 7 of Schedule I of this Agreement constitute Shared Contracts as between the SpecCo Group and the AgCo Group.

Section 2.06    Certain Costs. The costs described in Item 9 of Schedule I shall be treated as set forth therein.

ARTICLE III

EMA AMENDMENTS, MODIFICATIONS AND SUPPLEMENTS.

Each of the Letter Parties hereby agrees on behalf of itself and each other member of its Group that the EMA is amended, modified and/or supplemented to reflect the changes set forth below:

Section 3.01    Certain Employee Related Liabilities.

(a)    Notwithstanding anything to the contrary in the EMA or the SDA, for purposes of Section 1.16(a) of the EMA, the Agriculture Shared Historical DuPont Percentage of the HR Liabilities (as defined in the EMA) related to any Heritage DuPont Employee (as defined in the EMA) who (a) (i) is employed as of the AgCo Distribution Date by a member of the AgCo Group or SpecCo Group in a leveraged, corporate functional role, (ii) is identified on Schedule 1.02(a) to the EMA as a Deselected Employee (as defined in the EMA) and (iii) terminates employment on or before August 31, 2019, or (b) terminated employment with Heritage DuPont in a leveraged corporate functional role prior to October 2017, shall be deemed to constitute AgCo HR Liabilities (as defined in the EMA).

(b)    Notwithstanding anything to the contrary in the EMA or the SDA, for purposes of Section 1.16(a) of the EMA, the Specialty Products Shared Historical DuPont Percentage of the HR Liabilities (as defined in the EMA) related to any Heritage DuPont Employee (as defined in the EMA) who (a) (i) is employed as of the AgCo Distribution Date by a member of the AgCo Group or SpecCo Group in a leveraged, corporate functional role, (ii) is identified on Schedule 1.02(a) to the EMA as a Deselected Employee (as defined in the EMA) and (iii) terminates employment on or before August 31, 2019, or (b) terminated employment with Heritage DuPont in a leveraged corporate functional role prior to October 2017, shall be deemed to constitute SpecCo HR Liabilities (as defined in the EMA).

Section 3.02    Certain Plans.

(a)    Section 2.07(b) of the EMA is amended by adding the following clauses (iii) and (iv):

(iii)     SpecCo (or its applicable Affiliate) shall assign to E. I. du Pont de Nemours and Company and E. I. du Pont de Nemours and Company shall (and AgCo shall cause it to) assume from the applicable members of the SpecCo Group all of the rights and obligations of the sponsor of the Pension Restoration Plan for Title V of the DuPont Pension and Retirement Plan, the Retirement Restoration Plan for Title V of the DuPont Pension and Retirement Plan and the Solae Supplemental Retirement Plan (the “Transferred S-A Plans”);

(iv)     SpecCo shall direct the trustee of the Existing Rabbi Trust to Transfer to the trustee of the New Rabbi Trust, in kind, such portion of the “Plan Accounts” under the Existing Rabbi Trust attributable to the Transferred S-A Plans.

Section 3.03    Certain Swiss Pension Matters. Without limiting Section 1.10(b) of the EMA and to clarify the treatment of the Fondation de Prévoyance en Faveur du Personnel de DuPont De Nemours International Sàrl (the “Swiss DB Plan”) provided therein:

(a)    The Transfer in respect of the Swiss DB Plan contemplated by Section 1.10(b) of the EMA shall not occur as of the AgCo Distribution Date. The Letter Parties shall cooperate so that, effective December 31, 2019, SpecCo shall cause the assignment to AgCo (or such member of the AgCo Group or a defined contribution retirement plan as AgCo may designate) and AgCo shall assume (or cause such member of the AgCo Group or such plan to assume), as of the date of such assignment/assumption (the “Swiss DB Plan Transfer Date”), the Assets and Liabilities of the Swiss DB Plan attributable to such participants in the Swiss DB Plan who as of the Swiss DB Plan Transfer Date are employees of any member of the AgCo Group (the “Swiss DB Transfer Participants”) together with any transition pension benefits and (if applicable) Transferee Pension Guide (“TPG”) benefits attributable to Swiss DB Transfer Participants as of the AgCo Distribution Date (such transition and TPG benefits, the “Transition Benefits”). SpecCo shall ensure that, as of the Swiss DB Plan Transfer Date, such Assets attributable to any Swiss DB Transfer Participant shall not be less than the respective Liabilities.

(b)    For the period in 2019 on and after the AgCo Distribution Date through the Swiss DB Plan Transfer Date, AgCo shall contribute (or cause to be contributed) to the Swiss DB Plan in respect of those participants therein who are employees of any member of the AgCo Group such amount as is required pursuant to the local funding agreement in respect of such employment (i.e., the amount set forth on Schedule 3.03(b) hereto).

(c)    Except as provided in and subject to the foregoing provisions of this Section 3.03, on and after the AgCo Distribution Date, SpecCo shall discharge (or cause to be discharged) all obligations of any member of the AgCo Group in respect of the Swiss DB Plan and all Transition Benefits in respect of Swiss DB Transfer Participants.

Section 3.04    Rabbi Trust. SpecCo acknowledges that AgCo may not cause the establishment of the New Rabbi Trust referenced in Section 2.07(b)(ii) of the EMA on or before AgCo Distribution Date and agrees that the obligations imposed upon SpecCo under Section 2.07(b)(ii) of the EMA shall apply from such time as AgCo causes the establishment of the New Rabbi Trust (and regardless whether the New Rabbi Trust is established by AgCo or a Subsidiary thereof).

Section 3.05    Certain Informational Requirements No Longer Necessary.

(a)    Notwithstanding Section 1.01(c) of the EMA, neither AgCo nor SpecCo shall be required to update Schedule 1.01(a) or Appendix I thereto, other than to reflect the return of any LTD Employee (as defined in the EMA) in accordance with clause (y) of the final sentence of Section 1.01(c) of the EMA.

(b)    Notwithstanding Section 1.06(b) of the EMA, (i) AgCo shall not be required to provide SpecCo with a statement of SpecCo Assumed Vacation Liabilities (as defined in the EMA), and (ii) SpecCo shall not be required to provide AgCo with a Statement of AgCo Assumed Vacation Liabilities (as defined in the EMA).

ARTICLE IV

ADDITIONAL AGREEMENTS.

Each of the Letter Parties hereby agrees on behalf of itself and each other member of its Group:

Section 4.01    Certain Requirements Related to Transfers.

(a)    After the Distribution Date, until the End Date or such earlier time as SpecCo’s obligations pursuant to this Section 4.01 shall be terminated in accordance with Section 4.02, without the prior written consent of the Other Party, SpecCo shall not, and shall cause its Subsidiaries not to, directly or indirectly, sell, transfer or otherwise dispose of any business or asset of SpecCo and its consolidated Subsidiaries to any Person that is not a Subsidiary of SpecCo at such time, including by way of a Spin-Off (a “SpecCo Transfer”), unless (i) the Transfer is an Exempted Transfer, (ii) the Transfer would meet both the Minimum EBITDA Condition and the Credit Rating Condition or (iii) the Transfer would meet the Indemnification Condition.

(b)    After the Distribution Date, until the End Date or such earlier time as AgCo’s obligations pursuant to this Section 4.01 shall be terminated in accordance with Section 4.02, without the prior written consent of the Other Party, AgCo shall not, and shall cause its Subsidiaries not to, directly or indirectly, sell, transfer or otherwise dispose of any business or asset of AgCo and its consolidated Subsidiaries to any Person that is not a Subsidiary of AgCo at such time, including by way of a Spin-Off (an “AgCo Transfer”), unless (i) the Transfer is an Exempted Transfer, (ii) the Transfer would meet both the Minimum EBITDA Condition and the Credit Rating Condition or (iii) the Transfer would meet the Indemnification Condition.

(c)    The “Minimum EBITDA Condition” in respect of any Transfer is satisfied if the amount equal to AgCo’s or SpecCo’s, as applicable, Pro Forma Operating EBITDA (measured at the time of the Transfer, including the effects of such Transfer and any Qualifying Deposit in connection with such Transfer, and any previous Transfer or Qualifying Deposit by or on behalf of AgCo or any of its Subsidiaries or SpecCo or any of its Subsidiaries, as applicable, after the beginning of the Relevant Period) is greater than or equal to SpecCo’s or AgCo’s, as applicable, Minimum EBITDA (measured at the time of such Transfer, including the effects of such Transfer and any Qualifying Deposit in connection with such Transfer).

(d)    The “Credit Rating Condition” in respect of any Transfer is satisfied if there is not related to such Transfer a Below Required Credit Rating Event with respect to AgCo or SpecCo, as applicable.

(e)    The “Indemnification Condition” in respect of any Transfer is satisfied if:

(i)    the Transfer meets the Assumption Condition and the aggregate fair value of SpecCo’s or AgCo’s, as applicable, Legacy Liabilities assumed (including pursuant to a contractual indemnity made in favor of the Other Party or a guarantee made in favor of the Other Party’s Indemnitees) by the transferee in such Transfer (or by the Ultimate Parent Entity if such Transfer is by way of a Spin-off), is greater than or equal to the product of (x) the quotient of (i) the Pro Forma Operating EBITDA attributable to the business and assets subject to such Transfer (measured at the time of such Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) divided by (ii) the Pro Forma Operating EBITDA (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) of SpecCo or AgCo, as applicable, multiplied by (y) the Remaining Aggregate Fair Indemnification Value (measured at the time of such Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) of SpecCo or AgCo, as applicable; or

(ii)    SpecCo or any of its Subsidiaries or AgCo or any of its Subsidiaries, as applicable, effects or makes (or causes to be effected or made) substantially concurrently with the Transfer, a Qualifying Deposit in an amount greater than or equal to (x) the quotient of (i) the Pro Forma Operating EBITDA attributable to the business and assets subject to such Transfer (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) divided by (ii) the Pro Forma Operating EBITDA of SpecCo or AgCo, as applicable, (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) multiplied by (y) the Remaining Aggregate Fair Indemnification Value (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer).

(f)    For purposes of this Section 4.01 and Section 4.02, the following terms shall have the following meanings:

(i)    “Aggregate Fair Indemnification Value”, at any time, means the aggregate fair value of the Legacy Liabilities of SpecCo or AgCo, as applicable, as (i) agreed in writing by AgCo or SpecCo, as applicable, and the Other Party or (ii) as determined by the Valuation Expert, absent manifest error or fraud by a Party or its Representatives in delivering Information to the Valuation Expert, provided that, in case of any determination by the Valuation Expert, the Valuation Expert shall take into consideration, among such other factors as it may deem reasonably relevant based on its expertise any pending Notices of Indemnifiable Losses, other Third Party Claims and the value of indemnification rights against other Persons under Contract or applicable law but, for the avoidance of doubt, excluding the value of indemnification rights the relevant Indemnitees may have from any assignment or guaranty of Legacy Liabilities by an Assuming Transferee.

(ii)    “Aggregate Indemnification Reduction Quotient” means, at any time, the product of all Tracked Reduction Quotients for AgCo or SpecCo, as applicable, prior to such time.

(iii)    “Assuming Transferee” means, with respect to any Transfer, the transferee (or the Ultimate Parent Entity if such Transfer is by way of a Spin-Off) in such Transfer.

(iv)    “Assumption Condition” means the condition that is met if (x) in respect of a Transfer that meets both the Minimum EBITDA Condition and the Credit Rating Condition, both of the following conditions are met or (y) in respect of a Transfer that does not meet both the Minimum EBITDA Condition and the Credit Rating Condition, the first condition listed below is met:

(1)    the Assuming Transferee in such Transfer agrees in favor of the members of the Other Party’s Group (pursuant to a Contract with the Other Party or to which the members of the Other Party’s Group are third party beneficiaries of transferee’s covenants and obligations described in this Section 4.01) to comply with the provisions of this Section 4.01 from and after the time of such Transfer as if it were AgCo, in case of an AgCo Transfer, or SpecCo, in case of a SpecCo Transfer, (A) other than the references to AgCo and SpecCo in the definitions of “Other Party”, “Valuation Expert” and sections (i) and (ii) of “Aggregate Fair Indemnification Value” and (B) substituting (x) the amount equal to (i) the Indemnification Reduction Quotient for such Transfer multiplied by (ii) SpecCo’s or AgCo’s, as applicable, Minimum EBITDA (measured at the time of such Transfer, prior to giving effect to such Transfer) for the value of Minimum EBITDA and (y) the Legacy Liabilities assumed (including pursuant to a contractual indemnity made in favor of the Other Party or a guarantee made in favor of the Other Party’s Indemnitees) by the Assuming Transferee in such Transfer for the definition of Legacy Liabilities.

(2)    there is not related to such Transfer a Below Required Rating Event with respect to the Assuming Transferee.

(v)    “Below Required Credit Rating Event” means, with respect to any Transfer and AgCo, SpecCo or an Assuming Transferee, as applicable:

(1)    if such Person has Rated Indebtedness: that (i) if the Pro Forma Operating EBITDA attributable to the business and assets subject to such Transfer (other than Transfers of all or part of the SpecCo Non-Core Business and excluding any Pro Forma Operating EBITDA attributable thereto) (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) exceeds, in the case of AgCo, the amount set forth for AgCo on Schedule 4.01(f)(v) or in the case of SpecCo, the amount set forth for SpecCo on Schedule 4.01(f)(v), it fails for any of its Rated Indebtedness to obtain a Positive Advisory Rating Opinion in respect of such Transfer prior to the occurrence of such Transfer or (ii) with respect to any other Transfer, any of its Rated Indebtedness is rated below a Required Credit Rating by each of the applicable Rating Agencies that provide a rating of such Rated Indebtedness on any date following public notice of an arrangement that could result in such Transfer until the end of the sixty (60) day period following public notice of the occurrence of such Transfer (which sixty (60) day period shall be extended so long as the rating of such Rated Indebtedness is under publicly announced consideration for possible downgrade by any of the Rating Agencies to a rating that is below a Required Credit Rating); provided that if it obtains a Positive Advisory Rating Opinion in respect of such Transfer with respect to any of its Rated Indebtedness prior to the occurrence of such Transfer, such Transfer shall be deemed to not result in a Below Required Credit Rating Event with respect to such Rated Indebtedness (although such Transfer may still result in a Below Required Credit Rating Event as a result of any Rated Indebtedness for which it does not so obtain a Positive Advisory Rating Opinion);

(2)    if such Person does not have any Rated Indebtedness: that the ratio of such Person’s consolidated net liabilities to Pro Forma Operating EBITDA is below (measured at the time of the Transfer, including the effects of such Transfer and any Qualifying Deposit in connection with such Transfer) the applicable ratio that generally would be required by at least two of the Rating Agencies to rate indebtedness of such Person (taking into account the industries in which it operates) with a Required Credit Rating.

(vi)    “End Date” means June 1, 2044; provided, that if the Indemnifiable Losses from Actions in respect of Legacy Liabilities to the extent arising out of, related to or resulting from the matters set forth on Schedule 4.01(f)(vi) (the “Tested Liabilities”) paid or payable in compliance with the terms of the SDA and this Agreement exceed $10,000,000 in any one of the three (3) immediately preceding consecutive twelve (12) month periods prior to such date, the End Date shall be extended to the date (June 1) that is the first quinquennial anniversary of June 1, 2044, on which the Tested Liabilities paid or payable in compliance with the terms of the SDA and this Agreement do not exceed $10,000,000 in each of the three (3) immediately preceding consecutive twelve (12) month periods prior to such date.

(vii)    “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

(viii)    “Exempted Transfer” means, with respect to any Person, any of the following by such Person or any of its Subsidiaries (i) any direct or indirect sale, transfer or other disposition of assets in the ordinary course of business, (ii) any direct or indirect sale, transfer or other disposition of obsolete inventory and equipment, (iii) any distributions of cash or cash equivalents to its stockholders or its Ultimate Parent Entity and/or (iv) any pro rata distributions and contractually required distributions to other holders of its Equity Interests.

(ix)    “Indemnification Account” means, with respect to SpecCo or AgCo, as applicable, (i) any “qualified settlement fund” (as defined in the Internal Revenue Code) established by SpecCo in respect of any potential or actual SpecCo Legacy Liability or established by AgCo in respect of any potential or actual AgCo Legacy Liability and (ii) any account with a trustee or escrow agent, in each case established in accordance with the terms set forth on Schedule 4.01(f)(ix) hereto.

(x)    “Indemnification Reduction Quotient” means, with respect to SpecCo or AgCo, as applicable:

(1)    for any Transfer meeting the Assumption Condition, an amount equal to the lower of (A) the quotient of (x) the aggregate fair value of the Legacy Liabilities of SpecCo or AgCo, as applicable, assumed (including pursuant to a contractual indemnity made in favor of the Other Party or a guarantee made in favor of the Other Party’s Indemnitees) by the transferee in such Transfer (or by the Ultimate Parent Entity if such Transfer is by way of a Spin-Off) (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) divided by (y) the Remaining Aggregate Fair Indemnification Value for SpecCo or AgCo, as applicable (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) and (B) the quotient of (x) the Pro Forma Operating EBITDA attributable to the business and/or assets subject to such Transfer (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer) divided by (y) SpecCo’s or AgCo’s, as applicable, Pro Forma Operating EBITDA (measured at the time of the Transfer, but prior to giving effect to such Transfer and any Qualifying Deposit in connection with such Transfer);

(2)    for any Qualifying Deposit by or on behalf of SpecCo or any of its Subsidiaries or AgCo or any of its Subsidiaries, as applicable, an amount equal to the quotient of (x) the amount of such Qualifying Deposit divided by (y) the Remaining Aggregate Fair Indemnification Value of SpecCo or AgCo, as applicable (measured at the time of the SpecCo Qualifying Deposit, but prior to giving effect to such Qualifying Deposit).

(xi)    “Legacy Liabilities” means, at any time, with respect to SpecCo or AgCo, as applicable, its indemnification obligations to the Other Party’s Indemnitees pursuant to the Separation Agreement, Employee Matters Agreement and/or Tax Matters Agreement, in each case to the extent such obligations relate to a Liability that is (i) in case of SpecCo, a SpecCo Group Excess DuPont Discontinued and/or Divested Operations and Business Liability, SpecCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liability, Specialty Products Related DuPont Discontinued and/or Divested Operations and Business Liability or a Shared Historical DuPont Liability or (ii) in case of AgCo, an AgCo Group Excess DuPont Discontinued

and/or Divested Operations and Business Liability, AgCo Group Specified DuPont Discontinued and/or Divested Operations and Business Liability, Agriculture Products Related DuPont Discontinued and/or Divested Operations and Business Liability or a Shared Historical DuPont Liability.

(xii)    “Minimum EBITDA” means:

(1)    in respect to SpecCo, (x) $2,500,000,000 multiplied by (y) the larger of (i) SpecCo Aggregate Indemnification Reduction Quotient (for all Transfers and Qualifying Deposits prior to such Transfer and any Qualifying Deposit in connection with such transfer), and (ii) zero (0).

(2)    in respect to AgCo, (x) $833,000,000 multiplied by (y) the larger of (i) the AgCo Aggregate Indemnification Reduction Quotient (for all Transfers and Qualifying Deposits prior to such Transfer and any Qualifying Deposit in connection with such transfer), and (ii) zero (0).

(xiii)    “Other Party” means with respect to (i) an AgCo Transfer, SpecCo and (ii) a SpecCo Transfer, AgCo; and “Other Party’s Group” and “Other Party’s Indemnitees” have correlative meanings.

(xiv)    “Positive Advisory Rating Opinion” means, with respect to any Transfer and any Rated Indebtedness of AgCo, SpecCo or an Assuming Transferee, as applicable, that (i) it provides each of the applicable Rating Agencies that provides a rating of such Rated Indebtedness with all relevant material information with respect to such Transfer, including the use of the proceeds to be received by it in such Transfer, which information is accurate in all material respects, and (ii) having provided each such Rating Agency with all such information, it obtains a written advisory opinion (following a RAS, RES or similar review by the Rating Agency) from at least two (2) Rating Agencies that such Rated Indebtedness will continue to have a Required Credit Rating following such Transfer and provides the Other Party with a copy of such opinion.

(xv)    “Pro Forma Operating EBITDA” means pro forma earnings (i.e. pro forma Income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / other postemployment benefits (“OPEB”) / charges, and foreign exchange gains / losses, excluding the impact of (x) adjusted significant items publicly disclosed as adjustments in reconciliations to GAAP figures and (y) costs historically allocated to the Materials Science Business and/or Agriculture Business (in the case of SpecCo) or the Materials Science Business and/or Specialty Products Business (in the case of AgCo).

(xvi)    “Qualifying Deposit” means any deposit of Cash and Cash Equivalents or Marketable Securities by (or on behalf of) any member of the AgCo Group or SpecCo Group, as applicable, into an Indemnification Account.

(xvii)    “Rated Indebtedness” means, with respect to AgCo, SpecCo or an Assuming Transferee, as applicable, any of its indebtedness, or of any of its material Subsidiaries, that is rated by one or more of the Rating Agencies.

(xviii)    “Rating Agencies” means, with respect to AgCo, SpecCo or an Assuming Transferee, as applicable, (i) any of Fitch, Moody’s and S&P or (ii) a credit rating agency registered as a “nationally recognized statistical rating organization” with the SEC and selected by AgCo, SpecCo or the Assuming Transferee, as applicable.

(xix)    “Relevant Period” means, at any specific time, the four (4) consecutive fiscal quarter period ending with the end of the most recently completed fiscal quarter for which the financial statements have not ceased to comply with the rules for age of financial statements (regardless of whether such rules are otherwise applicable to such financial statements) pursuant to Section 1200 of the Division of Corporation Finance Financial Reporting Manual or, in the case of a foreign private issuer as determined in accordance with Rule 405 of the Securities Act or Rule 3b-4 of the Exchange Act, Section 6220 of the Division of Corporation Finance Financial Reporting Manual.

(xx)    “Remaining Aggregate Fair Indemnification Value”, at any time, with respect to AgCo or SpecCo, as applicable, means the product of (x) SpecCo’s or AgCo’s, as applicable, Aggregate Fair Indemnification Value (measured at such time) multiplied by (y) the larger of (i) AgCo’s or SpecCo’s, as applicable, Aggregate Indemnification Reduction Quotient (for all Transfers and any Qualifying Deposit by or on behalf of AgCo or any of its Subsidiaries or SpecCo or any of its Subsidiaries, as applicable, prior to such time), and (ii) zero (0).

(xxi)    “Required Credit Rating” means a rating equal to or higher than BB+ (or the equivalent) by Fitch, Ba1 (or the equivalent) by Moody’s, BB+ (or the equivalent) by S&P, or in each such case, an equivalent rating of any replacement agency for Fitch, Moody’s or S&P, as applicable, if such agency is no longer registered as a “nationally recognized statistical rating organization” with the SEC.

(xxii)    “SpecCo Non-Core Business” means the assets and business in SpecCo’s Non-Core reporting segment as of June 1, 2019 (and natural evolutions thereof that are not, as of June 1, 2019, in one of SpecCo’s other reporting segments).

(xxiii)    “Spin-Off” with respect to AgCo or SpecCo, as applicable, a distribution of the outstanding common stock of one or more Persons holding any of its business or assets, and/or any of its Subsidiaries, to its common stockholders, or to those of its Ultimate Parent Entity at such time.

(xxiv)    “Tracked Reduction Quotient” means, with respect to each Indemnification Reduction Quotient, the value equal to (i) one (1) minus (ii) such Indemnification Reduction Quotient.

(xxv)    “Transfer” means AgCo Transfer or SpecCo Transfer, as applicable.

(xxvi)    “Ultimate Parent Entity” means, in respect of a Transfer by way of a Spin-off, the ultimate parent entity of the relevant Persons ceasing to be Subsidiaries of AgCo or SpecCo, as applicable.

(xxvii)    “Valuation Expert” means an independent valuation expert of national repute reasonably acceptable to AgCo and SpecCo or as determined pursuant to Article X of the SDA.

(xxviii)    “Wholly-Owned Subsidiary” means, for any Person, a Subsidiary of such Person of which securities (except for directors’ and foreign national qualifying shares) or other ownership interests representing one hundred per cent (100%) of the outstanding Equity Interests are, at the time any determination is being made, owned, controlled (as such term is defined in the SDA) or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

Section 4.02    Certain Matters with Respect to Captive Insurance.

(a)    From and after the Distribution Date, the Letter Parties shall cooperate in good faith to explore the possibility of, and consider in good faith, one or both of the Letter Parties forming and funding a captive insurance company to provide insurance coverage with respect to Legacy Liabilities (and/or such other liabilities as may be determined by the Letter Parties to be reasonably necessary or prudent at such time). Each of Letter Parties shall, and shall cause their respective Affiliates to, provide reasonable access and Information to the other Letter Party and its Representatives (and any Governmental Agency reasonably required in connection with the formation and funding of such captive insurer) in connection with the foregoing in accordance with Article X of the SDA.

(b)    If a Letter Party (the “Forming Party”) forms (and funds in compliance with applicable Law) a captive insurance company that has issued an insurance policy to the Forming Party in respect of Liabilities including at least all of the Forming Party’s Legacy Liabilities (or such tranches of Legacy Liabilities as the Letter Parties mutually determine in good faith to be reasonably appropriate (with such mutual determination to be evidenced in a written agreement between the Letter Parties)) (the “Qualifying Captive Policy”), then (1) all of the Forming Party’s obligations under Section 4.01 shall be deemed terminated from and after such time and (2) any funds held in any Indemnification Account of the Forming Party shall be permitted to be withdrawn. Prior to forming and funding such captive insurance company, obtaining the Qualifying Captive Policy and the selection of an actuary (which actuary shall be mutually agreed by the Forming Party and the Other Applicable Party or, in the event of a Dispute regarding the selection of such actuary, an actuary of national repute with relevant expertise selected in accordance with Article X of the SDA (without giving effect to the General Negotiation Period with respect to such Dispute) (the “Selected Actuary”)), (x) the Forming Party shall consult in good faith with the other Letter Party (the “Other Applicable Party”) regarding the formation and funding of such captive insurance company and the terms of the Qualifying Captive Policy, (y) the Forming Party shall provide the Other Applicable Party with a draft of any proposed Qualifying Captive Policy, business plan and other material documentation (including any proposed third party reinsurance policy to be obtained by the captive insurance company) reasonably in advance of any submission to any insurance regulator of competent jurisdiction over such captive insurance company (the “Insurance Regulator”) and shall consider in good faith any comments received from the Other Applicable Party, and (z) the Other Applicable Party shall have the right to make presentations and submissions to the Selected Actuary involved in designing the terms of any proposed Qualifying Captive Policy and/or obtaining any required approval from the Insurance Regulator; in addition, the Forming Party and the Other Applicable Party shall implement and agree to measures to maintain and cause to be maintained the confidentiality of Privileged Information and assert and maintain, and cause to be asserted and maintained, all applicable Privileges in any discussions with and submission(s) to any actuary and/or Insurance Regulator(s) and in any communications with each other regarding such matters.

ARTICLE V

ADDITIONAL INDEMNITIES

Section 5.01    SpecCo shall and shall cause the other members of the SpecCo Group to indemnify, defend and hold harmless AgCo (and any of its successors or permitted assigns) from and against any and all Indemnifiable Losses of the AgCo Indemnitees arising out of or resulting from the making of any claim, demand or offset, or commencement of any Action asserting any claim, demand or offset, including any claim for indemnification by any SpecCo Indemnitee against AgCo (or its applicable successor or permitted assigns) for any “Indemnifiable Losses” (as defined in the SDA prior to giving effect to this Agreement) that would not constitute “Indemnifiable Losses” under the SDA (and, in the case of Article III of this Agreement, the EMA) had the SDA (and, in the case of Article III of this Agreement, the EMA) been initially entered into as of the Effective Time in form and substance reflecting the terms of this Agreement (including, without limitation, any such claims premised on any argument that any SpecCo Indemnitee is not bound by this Agreement).

Section 5.02    AgCo shall and shall cause the other members of the AgCo Group to indemnify, defend and hold harmless SpecCo (and any of its successors or permitted assigns) from and against any and all Indemnifiable Losses of the SpecCo Indemnitees arising out of or resulting from the making of any claim, demand or offset, or commencement of any Action asserting any claim, demand or offset, including any claim for indemnification by any AgCo Indemnitee against SpecCo (or its applicable successor or permitted assigns) for any “Indemnifiable Losses” (as defined in the SDA prior to giving effect to this Agreement) that would not constitute “Indemnifiable Losses” under the SDA (and, in the case of Article III of this Agreement, the EMA) had the SDA (and, in the case of Article III of this Agreement, the EMA) been initially entered into as of the Effective Time in form and substance reflecting the terms of this Agreement (including, without limitation, any such claims premised on any argument that any AgCo Indemnitee is not bound by this Agreement).

ARTICLE VI

MISCELLANEOUS.

Each of the Letter Parties agrees on behalf of itself and the other members of its Group:

Section 6.01    Entire Agreement. This Agreement, including the Appendices hereto, and the SDA, including the Exhibits and Schedules thereto, shall constitute the entire agreement between the Letter Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 6.02    Each of the Letter Parties agrees on behalf of itself and the other members of its Group:

(a)    not to bring any Action against, or send any Dispute Notice to, any member of the SpecCo Group or AgCo Group, respectively, that would be inconsistent with the agreements and covenants set forth herein;

(b)    in any matter between (or on behalf of, or in respect of) a member of the AgCo Group, on the one hand, and the SpecCo Group, on the other hand, (i) to treat the SDA and the schedules thereto as having been formally amended, modified and/or supplemented as set forth herein and (ii) not to assert that the SDA or schedules thereto have not been so amended, modified and/or supplemented (including due to the absence of MatCo as a party to this Agreement);

(c)    that they have waived any provision of the SDA that otherwise would or could operate to restrict or limit the effectiveness of this Agreement including, without limitation, any provision that would require MatCo to be a party to this Agreement; and

(d)    that, in the event of any conflict between this Agreement and the SDA, this Agreement shall control.

Section 6.03    MatCo Parties; Third Party Beneficiaries.

(a)    Nothing contained herein shall be construed as modifying or limiting any right, remedy or obligation any MatCo Party or Third-Party Beneficiary has under the SDA (provided, however, such claims may be subject to indemnification as between the Letter Parties pursuant to Article V, above), and provided further that the rights of certain Third Party Beneficiaries are expanded to the extent expressly set forth in Section 6.03(b) of this Agreement).

(b)    Except (i) any provisions of this Agreement that modify or supplement Article VIII of the SDA, Section 11.2 of the SDA and/or Section 11.8 of the SDA (including by modifying or supplementing the definitions of “Agriculture Liabilities” and/or “Specialty Products Liabilities”), to each of which the AgCo Group Indemnitees and SpecCo

Group Indemnitees are third party beneficiaries (subject to any termination of Section 4.01 in accordance with Section 4.02), and (ii) any provisions of this Agreement that modify Section 9.8 of the SDA to which Historical DuPont Counsel is a third party beneficiary, this Agreement is solely for the benefit of, and is only enforceable by, the Letter Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 6.04    Schedules and Appendices. The Schedules and Appendices shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Schedules or Appendices constitutes an admission of any Liability or obligation of any member of the SpecCo Group or the AgCo Group or any of their respective Affiliates to any third party (including any member of the MatCo Group), nor, with respect to any third party (including any member of the MatCo Group), an admission against the interests of any member of the SpecCo Group or the AgCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Schedule or Appendix is made solely for purposes of allocating potential Liabilities among the Letter Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

Section 6.05    Incorporation of Certain Provisions of the SDA by Reference. The provisions of Sections 10 (Dispute Resolution), 12.3 (Counterparts), 12.7 (Waivers), 12.8 (Amendments), 12.9 (Assignment) (as modified by Section 4.01 of this Agreement), 12.10 (Successors and Assigns), 12.13 (No Circumvention), 12.14 (Subsidiaries), 12.16 (Title and Headings), 12.18 (Governing Law), 12.19 (Specific Performance), 12.20 (Severability), 12.21 (No Duplication, No Double Recovery) of the SDA shall apply mutatis mutandis as if such provisions were set forth in full herein, provided, however, that any reference to “Parties” in such provisions, shall mean, when applied to this Agreement, the Letter Parties.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Letter Parties have executed this agreement as of the date first above written.

DOWDUPONT INC.

By:	/s/ Jeanmarie F. Desmond

Name: Jeanmarie F. Desmond
Title: Chief Financial Officer

CORTEVA, INC.

By:	/s/ Gregory R. Friedman

Name: Gregory R. Friedman
Title: Executive Vice President, Chief Financial Officer